Exhibit 10.13

FORM OF PROMISSORY NOTE

US$[ ]	Dated as of August 29, 2012

This Promissory Note (this “Note”) is being issued and delivered pursuant to the terms of that certain Securities Purchase Agreement, dated August 29, 2012 (the “SPA”), between the Maker (as defined below) and the Payee (as defined below). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the SPA.

FOR VALUE RECEIVED, [                ] (the “Maker”) and the Maker’s successors and assigns promises to pay to the order of LabStyle Innovations Corp., a Delaware corporation and its successors and assigns (the “Payee”), the principal sum of [                ] (US$[                ]) (the “Principal”) in lawful money of the United States of America, on the terms and conditions described below. All payments on this Note shall be made by wire transfer of immediately available funds to such account as the Payee may from time to time designate.

1.          Principal. The Principal shall be due and payable in two tranches, as follows: (i) the first fifty percent (50%) of the Principal (the “First Amount”) shall be due in full as of the Second Tranche Funding Date (the “First Maturity Date”) and (ii) the remaining fifty percent (50%) of the Principal (the “Second Amount”) shall be due in full as of the Third Tranche Funding Date (the “Second Maturity Date”).

2.          Default Interest. In the case of an Event of Default (as defined below) and until an Event of Default is cured, interest shall accrue on the First Amount and/or Second Amount, as the case may be, at an annual interest rate equal to fifteen percent (15%). Interest shall accrue daily.

3.          Application of Payments. All payments made hereunder shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorney’s fees, then to the payment in full of any of interest and finally to the reduction of the unpaid Principal.

4.          Events of Default. The following shall constitute events of default under this Note (each, an “Event of Default”):

(a)          Failure to Make Required Payments. Failure by Maker to make a payment of the First Amount and/or Second Amount by, respectively, the First Maturity Date and the Second Maturity Date.

(b)          Voluntary Bankruptcy, etc. The commencement by Maker of a voluntary case under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by Maker to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial part of Maker’s property, or the making by Maker of any assignment for the benefit of creditors, or the failure of Maker generally to pay debts as such debts become due, or the taking of action by Maker in furtherance of any of the foregoing.

(c)          Involuntary Bankruptcy, etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Maker in an involuntary case under the Federal Bankruptcy Code, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of his property and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

5.          Remedies.

(a)          Upon the occurrence of an Event of Default specified in Section 4(a), the First Amount or the Second Amount, as the case may be, and all other sums payable with regard to First Amount or the Second Amount, as the case may be, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, or any other action of Payee, anything contained herein or in the SPA or documents evidencing the same to the contrary notwithstanding.

(b)          Upon the occurrence of an Event of Default specified in Sections 4(b) and 4(c), the entire unpaid Principal and all other sums payable with regard to this Note shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, or any other action of Payee, anything contained herein or in the SPA or documents evidencing the same to the contrary notwithstanding.

6.          Waivers. Maker hereby waives presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to this Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

7.          Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to Maker or affecting Maker’s liability hereunder.

8.          Notices. Any notice called for hereunder shall be deemed properly given pursuant to the terms of Section 8(i) of the SPA.

9.          Construction. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.

10.          Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed by an authorized officer the day and year first above written.

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